Exhibit 99.1

Quintiles Announces Closing of Secondary Public Offering

And Repurchase of Common Stock

Research Triangle Park, NC, May 19, 2015 – Quintiles Transnational Holdings Inc. (“Quintiles”) (NYSE: Q) announced today the closing of an underwritten, secondary public offering of 11,855,050 shares of its common stock by certain of its existing shareholders, including investment funds associated with Bain Capital Investors, LLC, affiliates of TPG Global, LLC, affiliates of 3i Corporation, Temasek Life Sciences Private Limited and Dennis Gillings, CBE, and his affiliates (the “Selling Shareholders”) at a price to the public of $65.00 per share. Of the total shares sold in the offering, Quintiles repurchased 3,855,050 shares from the underwriters at a price of $64.85 per share, which is the same as the price per share paid to the Selling Shareholders by the underwriters. Quintiles did not offer any stock in this transaction and did not receive any proceeds from the sale of the shares by the Selling Shareholders.

Barclays and Citigroup served as the joint bookrunners for this offering.

An automatic shelf registration statement (including a prospectus) relating to the offering of common stock was filed with the Securities and Exchange Commission (SEC) on November 4, 2014 and became effective upon filing. A copy of the prospectus supplement relating to the offering was filed with the SEC on May 15, 2015. You may obtain these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus and accompanying final prospectus supplement may be obtained from: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717 (Tel: 888-603-5847) Barclaysprospectus@broadridge.com or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Quintiles

Quintiles (NYSE: Q), a Fortune 500 company, is the world’s largest provider of biopharmaceutical development and commercial outsourcing services. With a network of more than 33,000 employees conducting business in approximately 100 countries, we helped develop or commercialize all of 2014’s top-75 best-selling drugs on the market. Quintiles applies the breadth and depth of our service offerings along with extensive therapeutic, scientific and analytics expertise to help our customers navigate an increasingly complex healthcare environment as they seek to improve efficiency and effectiveness in the delivery of better healthcare outcomes.

Contact:

Quintiles

Phil Bridges, Media Relations (phil.bridges@quintiles.com)

919-998-1653 (office) 919-457-6347 (mobile)

Or

Todd Kasper, Investor Relations (InvestorRelations@quintiles.com)

1-919-998-2590